Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE 2015 SECOND QUARTER

Second Quarter Net Sales of $12.1 Million

New Distributor Programs Expected to Drive Increased Sales in Building Supply Segment in Second Half of 2015

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona – August 4, 2015 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2015.

Consolidated sales for the second quarter decreased 1.3% to $12.1 million, from $12.3 million for the comparable quarter of 2014. Building Supply segment sales for the three months ended June 30, 2015 decreased by 4.6% to $7.1 million, compared to $7.4 million for the same period of 2014. The sales mix of the Building Supply segment for the three months ended June 30, 2015 was 63% for synthetic roof underlayment, 33% for housewrap and 4% for other woven material. This compared to 63% for synthetic roof underlayment, 32% for housewrap and 5% for other woven material for the second quarter of 2014. Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2015 increased 1.2% to $3.84 million, compared to $3.79 million for the same period of 2014. Infection Control segment sales for the three months ended June 30, 2015 increased by $139,000, or 13.3%, to $1.2 million, compared to $1.0 million for the same period of 2014.

Al Millar, President of Alpha Pro Tech, commented, “Our Infection Control segment again reported solid double-digit sales growth in the second quarter of 2015. Our Disposable Protective Apparel segment also reported top-line growth as we increased sales to our major international supply chain partner. The Building Supply segment was impacted by severe weather that continued to affect the construction industry in the second quarter.”

“We continue to focus on broadening our market share in the Building Supply segment through the introduction of innovative new products,” continued Millar. “This quarter, we introduced TECHNO SB, our third synthetic roof underlayment, which is positioned between REX™ and TECHNOply™. Second quarter sales of our TECHNO family of products, which includes TECHNOply™ and our new TECHNO SB, have continued to show strong growth, almost doubling from the same period of last year. In addition to new innovative products, we are also excited about two new distributor programs in the roofing market, which we expect will increase sales in the latter half of 2015,” continued Millar.

Consolidated sales for the six months ended June 30, 2015 increased 2.4% to $22.7 million from $22.2 million for the comparable period of 2014. This increase consisted of increased sales in the Disposable Protective Apparel segment of $329,000 and increased sales in the Infection Control segment of $263,000, partially offset by slightly decreased sales in the Building Supply segment of $51,000.

Building Supply segment sales for the six months ended June 30, 2015 decreased by $51,000, or 0.4%, to $12.88 million, compared to $12.94 million for the same period of 2014. The decrease was primarily due to severe weather in the first quarter that also extended into the second quarter of 2015. Housewrap and synthetic roof underlayment sales were basically flat year to date as compared to the same period last year.

Gross profit for the three months ended June 30, 2015 decreased by 13.1% to $3.9 million, or 32.4% gross profit margin, compared to $4.5 million, or 36.8% gross profit margin, for the same period of 2014. Gross profit for the six months ended June 30, 2015 decreased 4.6% to $7.7 million, or 34.0% gross profit margin, from $8.1 million, or 36.6% gross profit margin, for the same period of 2014. Gross margin was down primarily due to competitive pricing pressures, including increased rebate, as well as increased manufacturing costs. Management is working on cost reductions in order to improve gross margin.

Selling, general and administrative expenses increased by 6.7% to $3.5 million for the second quarter of 2015, from $3.3 million for the same quarter of 2014. As a percentage of net sales, selling, general and administrative expenses increased to 29.1% for the three months ended June 30, 2015, from 26.9% for the same period of 2014. The increase in selling, general and administrative expenses was primarily due to an increase in legal costs and an increase in sales and marketing salaries. For the six months ended June 30, 2015, selling, general and administrative expenses as a percentage of net sales increased to 31.2% from 30.0%, driven primarily by an increase in legal expenses, an increase in sales and marketing salaries and an increase in foreign exchange losses due to a weaker Canadian dollar.

Net income decreased for the three months ended June 30, 2015 to $288,000, compared to $895,000 for the same period of 2014, a decrease of 67.8%. The decrease was primarily due to a decrease in income before provision of income taxes of $965,000, partially offset by a decrease in income taxes of $358,000. The decrease in income before provision for income taxes was partially due to the $218,000 of pre-tax gains on investments in the second quarter of 2014, which were not repeated in the second quarter of 2015. Net income as a percentage of net sales for the three months ended June 30, 2015 and 2014 was 2.4% and 7.3%, respectively. Basic and diluted earnings per common share for the three months ended June 30, 2015 and 2014 were $0.02 and $0.05, respectively.

Net income for the six months ended June 30, 2015 was $436,000, compared to $1.2 million for the same period of 2014, a decrease of 62.5%. The decrease was primarily due to a decrease in income before provision for incomes taxes of $1,144,000, partially offset by a decrease in income taxes of $416,000. The decrease in income before provision for income taxes was partially due to the $409,000 gains on investments in the first six months of 2014, which were not repeated in the same period of 2015. Net income as a percentage of net sales for the six months ended June 30, 2015 was 1.9%, and net income as a percentage of net sales for the same period of 2014 was 5.2%. Basic and diluted earnings per common share for the six months ended June 30, 2015 and 2014 were $0.02 and $0.06, respectively.

The consolidated balance sheet remained strong with a current ratio of 20:1 as of June 30, 2015, compared to 15:1 as of December 31, 2014. The Company ended the second quarter of 2015 with working capital of $32.0 million. Cash at the end of the second quarter of 2015 totaled $3.9 million, up from $1.1 million as of March 31, 2015.

Inventory increased by $2.7 million, or 16.2%, to $19.2 million as of June 30, 2015, from $16.5 million as of December 31, 2014. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $1.6 million, or 34.3%, to $6.1 million and an increase in inventory for the Building Supply segment of $1.2 million, or 14.0%, to $9.9 million, partially offset by a decrease in inventory for the Infection Control segment of $105,000, or 3.2%, to $3.2 million. Inventory as of the end of the second quarter of 2015 was basically flat compared to the end of the first quarter of 2015, with Building Supply and Infection Control segment inventory down as compared to the first quarter.

Lloyd Hoffman, Chief Financial Officer, commented, “At the end of the second quarter of 2015, we had $2.4 million available for additional stock purchases under our stock repurchase program. For the six months ended June 30, 2015, we have repurchased 409,100 shares of common stock at a cost of $968,000, bringing the program total to 11,953,631 shares of common stock at a cost of $17.1 million since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, product offerings and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2015	2014(1)
Assets
Current assets:
Cash	$3,914,000	$5,495,000
Investments	1,495,000	2,840,000
Accounts receivable, net of allowance for doubtful accounts of $59,000 and $60,000 as of June 30, 2015 and December 31, 2014, respectively	5,771,000	5,333,000
Accounts receivable, related party	84,000	333,000
Inventories	19,218,000	16,544,000
Prepaid expenses	2,805,000	4,472,000
Deferred income tax assets	486,000	486,000
Total current assets	33,773,000	35,503,000

Property and equipment, net	3,111,000	3,315,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	60,000	71,000
Equity investments in unconsolidated affiliate	3,223,000	3,008,000
Total assets	$40,222,000	$41,952,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,198,000	$1,099,000
Accrued liabilities	529,000	1,195,000
Total current liabilities	1,727,000	2,294,000

Deferred income tax liabilities	1,261,000	1,752,000
Total liabilities	2,988,000	4,046,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,384,456 and 18,348,556 shares outstanding as of June 30, 2015 and December 31, 2014, respectively	184,000	183,000
Additional paid-in capital	17,593,000	17,833,000
Accumulated other comprehensive income	506,000	1,375,000
Retained earnings	18,951,000	18,515,000
Total shareholders' equity	37,234,000	37,906,000
Total liabilities and shareholders' equity	$40,222,000	$41,952,000

1)     The condensed consolidated balance sheet as of December 31, 2014 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$12,095,000	$12,252,000	$22,749,000	$22,208,000

Cost of goods sold, excluding depreciation and amortization	8,179,000	7,744,000	15,008,000	14,090,000
Gross profit	3,916,000	4,508,000	7,741,000	8,118,000

Operating expenses:
Selling, general and administrative	3,520,000	3,298,000	7,097,000	6,670,000
Depreciation and amortization	150,000	176,000	321,000	364,000
Total operating expenses	3,670,000	3,474,000	7,418,000	7,034,000

Income from operations	246,000	1,034,000	323,000	1,084,000

Other income:
Equity in income of unconsolidated affiliate	117,000	84,000	215,000	195,000
Gain on sale of marketable securities and investment in common stock warrants	-	218,000	-	409,000
Interest income, net	14,000	6,000	15,000	9,000
Total other income	131,000	308,000	230,000	613,000

Income before provision for income taxes	377,000	1,342,000	553,000	1,697,000

Provision for income taxes	89,000	447,000	117,000	533,000

Net income	$288,000	$895,000	$436,000	$1,164,000

Basic earnings per common share	$0.02	$0.05	$0.02	$0.06

Diluted earnings per common share	$0.02	$0.05	$0.02	$0.06

Basic weighted average common shares outstanding	18,208,947	18,321,432	18,254,188	18,594,118

Diluted weighted average common shares outstanding	18,308,806	18,597,466	18,388,228	18,842,018

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